EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

Upon being duly signed by both parties, this Agreement shall supersede the 2002 JOINT VENTURE AGREEMENT signed on October 22, 2002 and all its addendums, memorandums and amendments, the 2002 JOINT VENTURE AGREEMENT and all its addendums, memorandums and amendments shall cease to have legal effect. The two parties hereby waive and release against each other and forever discharge any claims arising out of or in connection with the 2002 JOINT VENTURE AGREEMENT and all its addendums, memorandums and amendments.

Universal Security Instruments, Inc. ("Seller") of 11407 Cronhill Drive, Suite A, Owings Mills, Maryland 21117, U.S.A., in consideration of the sum of US Dollars 4,000,000 (Four Million) paid to Seller by Lai Kwan Limited (" Purchaser")of B2, 3/F,. Fortune Factory Building, 40 Lee Chung Street, Chai Wan, Hong Kong, do hereby sell and transfer one ordinary issued share of Eyston Company Limited (Certificate of Incorporation no. 257536) to Lai Kwan Limited on March 31, 2020. The said transferred share represents 50% of all ordinary issued shares of Eyston Company Limited. Universal Security Instruments, Inc. shall cease to be shareholder of Eyston Company Limited and Eyston Company Limited shall be a wholly owned subsidiary of Lai Kwan Limited.

The proceeds (USD Four Million) of Universal Security Instruments, Inc. from selling the said share of Eyston Company Limited shall be used to repay its outstanding loan and credit line balance of Eyston Company Limited simultaneously.

Universal Security Instruments, Inc. hereby acknowledge and recognize that the proceeds (USD Four Million) from the said share selling transaction had been received, and both parties acknowledge and recognize Universal Security Instruments, Inc. had used the proceeds (USD Four Million) to repay its outstanding loan and credit line balance of Eyston Company Limited.

The stamp duty and related penalties, if any, shall be shared equally by both parties. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

For and on behalf of	For and on behalf of
Universal Security Instruments, Inc.	Lai Kwan Limited

/s/	/s/
Sign by: Harvey Barry Grossblatt	Sign by: Lam, Wai Wing Malcolm
Position: President and CEO	Position: Director
Date: April 27, 2020	Date: April 10, 2020